SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)      July 25, 2014

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| __ |	Written communications pursuant to Rule 425 under the Securities Act

| __ |	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

| __ |	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

| __ |	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On July 25, 2014 and July 28, 2014, Perma-Fix Environmental Services, Inc. (the “Company”) and certain of our subsidiaries entered into amendments to our Amended Loan Agreement (as defined below) with PNC Bank, National Association (“PNC”) as discussed under Item 2.03 below, which is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

On July 25, 2014, the Company, and certain of our subsidiaries, entered into an amendment (the “July 25th Amendment”) with the lenders signatory thereto and PNC, as agent for such lenders, to our Amended and Restated Revolving Credit, Term Loan and Security Agreement (“Amended Loan Agreement”). The July 25th Amendment added the Company’s subsidiary, Perma-Fix of Canada, Inc., as a guarantor to the Amended Loan Agreement but did not alter the Company’s financial obligations thereunder. All other terms of the Amended Loan Agreement remain principally unchanged.

On July 28, 2014, the Company and certain of our subsidiaries, entered into another amendment to our Amended Loan Agreement (the “July 28th Amendment”) with the lenders signatory thereto and PNC, as agent for such lenders. The July 28th Amendment authorized the Company to sell our subsidiary, Schreiber, Yonley & Associates, Inc. (“SYA”), as discussed under Item 8.01 below, and it released a hold by PNC on $2,350,000 of the $3,850,000 of insurance settlement proceeds received by our subsidiary, Perma-Fix of South Georgia Inc. (“PFSG”). The PFSG insurance settlement was previously disclosed by the Company. The release of the insurance settlement proceeds will allow the Company to use $2,350,000 for working capital purposes, and PNC will retain a hold on the remaining $1,500,000 of such proceeds for up to the remainder of the term of the Amended Loan Agreement. All other terms of the Amended Loan Agreement remain principally unchanged.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Robert Schreiber, Jr. (“Schreiber”), the President of SYA and a named executive officer of the Company as a result of being a member of the executive management team of the Company, resigned from, or ceased holding, any positions with the Company or its subsidiaries, effectively immediately upon the closing of the sale of SYA by the Company, as discussed in Item 8.01 below. Following his resignation, Schreiber is and will no longer be a named executive officer of the Company or hold any offices with the Company or any of its subsidiaries.

Section 8 – Other Events

Item 8.01. Other Events.

On July 29, 2014, the Company completed the sale of SYA. In consideration of the sale of SYA, the purchaser paid approximately $1,300,000 and an estimated $60,000 working capital adjustment which is subject to adjustment within approximately 90 days of the closing date, in cash, to the Company at the closing, with $50,000 of such consideration being placed in escrow for a period of one year to cover any claims by the purchaser for indemnification for certain limited types of losses incurred by the purchaser following the closing.  SYA is a professional engineering and environmental consulting services company and was in the Company’s Services Segment. In 2013, SYA had net revenues of $2,564,736 and a net loss of $621,288.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)     Exhibits.

Exhibit	Description

4.1

Fifth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement dated July 25, 2014, by and among Perma-Fix Environmental Services, Inc., the lenders signatory thereto, and PNC Bank, National Association, as agent for such lenders.

4.2

Sixth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement dated July 28, 2014, by and among Perma-Fix Environmental Services, Inc., the lenders signatory thereto, and PNC Bank, National Association, as agent for such lenders.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2014

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and
Chief Financial Officer

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